United Security Bancshares Reports 1st Quarter 2022 Financial Results

FRESNO, CA - April 20, 2022. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended March 31, 2022. The Company recognized net income of $2.4 million, or $0.14 per basic and diluted share, for the quarter ended March 31, 2022, compared to net income of $1.4 million, or $0.08 per basic and diluted share for the quarter ended March 31, 2021.

First Quarter 2022 Highlights (at or for the quarter ended March 31, 2022, except where noted)
▪Net income for the quarter increased 73.1% to $2.4 million, compared to $1.4 million for the quarter ended March 31, 2021. Loan interest income increased $1.0 million and investment securities income increased $0.4 million as a result of significant growth in loan and investment securities portfolio balances compared to the first quarter of 2021.
▪Total assets increased 1.4% to $1.35 billion, compared to $1.33 billion at December 31, 2021.
▪Total loans, net of unearned fees, increased 0.9% to $879.4 million, compared to $871.5 million at December 31, 2021. Included in total loans are $35.6 million in residential mortgage loans purchased during the quarter.
▪Total investments increased 0.5%, or $0.9 million, to $183.5 million, compared to $182.6 million at December 31, 2021.
▪Total deposits increased 2.2% to $1.21 billion, compared to $1.19 billion at December 31, 2021.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.06%, compared to 1.07% at December 31, 2021. The decrease in the allowance for credit losses as a percentage of gross loans is principally due to growth in the purchased residential mortgage loan portfolio, which requires lower reserves compared to other loan segments.
▪Net interest income before the provision for credit losses increased 17.3% to $9.4 million for the quarter ended March 31, 2022, compared to $8.0 million for the quarter ended March 31, 2021.
▪Book value per share decreased to $6.67, compared to $7.06 at December 31, 2021 resulting from an increase in accumulated other comprehensive loss related to unrealized losses within the investment portfolio.
▪Net interest margin decreased to 3.10% from 3.16% for the quarter ended March 31, 2021.
▪Annualized average cost of deposits was 0.17% for the quarters ended March 31, 2022 and March 31, 2021.
▪Net charge-offs decreased to $61,000, compared to net charge-offs of $348,000 for the quarter ended March 31, 2021.
▪Capital position remains well-capitalized with a 9.62% Tier 1 Leverage Ratio compared to 9.79% as of December 31, 2021.
▪Annualized return on average assets ("ROAA") was 0.74%, compared to 0.51% for the quarter ended March 31, 2021.
▪Annualized return on average equity ("ROAE") was 8.33%, compared to 4.82% for the quarter ended March 31, 2021.

Dennis Woods, President and Chief Executive Officer, stated: "The first quarter reflected a continuation of the positive momentum experienced in 2021. We saw solid growth in revenue, our deposit base, and our loan and investment portfolios. During the first quarter, we began to execute our 2022 strategy which includes investments in loans and securities, in addition to organic loan growth. Core net income, which is a non-GAAP measure, grew 47.0% over the prior year as a result of robust deposit growth and the successful execution of our 2021 cash deployment strategy. Our credit quality, capital, and liquidity levels remain strong and we are well-positioned to benefit from the increases in interest rates anticipated this year."

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Net income for the quarter ended March 31, 2022 increased $1.0 million when compared to the quarter ended March 31, 2021. The increase is the result of increases of $1.0 million in loan interest income and fees, $0.4 million in investment income, and lower provision expense, partially offset by an increase of $431,000 in the tax provision and an increase of $122,000 in professional fees. The change in fair value of junior subordinated debentures, which is caused by changes in LIBOR rates, was reflected as a $1,033,000 loss for the quarter ended March 31, 2021, compared to a $999,000 loss for the quarter ended March 31, 2022. The provision for credit losses was $5,000 for the quarter ended March 31, 2022, compared to $375,000 for the quarter ended March 31, 2021. ROAE for the quarter ended March 31, 2022 was 8.33%, compared to 4.82% for the quarter ended March 31, 2021. ROAA was 0.74% for the quarter ended March 31, 2022, compared to 0.51% for the quarter ended March 31, 2021.

The annualized average cost of deposits was 0.17% for the quarters ended March 31, 2022 and March 31, 2021. Average interest-bearing deposits increased 25.7% between the periods ended March 31, 2021 and 2022 from $578.5 million to $727.1 million, respectively.

Net interest income, before the provision for credit losses, for the quarter ended March 31, 2022 totaled $9.4 million, an increase of $1.4 million, or 17.3%, from $8.0 million for the same period ended March 31, 2021. The impact of the Company's 2021 phase 1 and phase 2 cash deployment strategies, which included over $250 million in investment and mortgage loan purchases, are reflected in the increase in net interest income. The Company's net interest margin contracted from 3.16% for the quarter ended March 31, 2021 to 3.10% for the quarter ended March 31, 2022. The decrease was the result of earning assets repricing in the current interest rate environment. This decrease was partially offset by a decrease in the yield on interest-bearing liabilities. Loan yields decreased from 4.89% to 4.25% between the two periods. The yield on interest-bearing liabilities decreased from 0.33% to 0.30% between the two periods. Included in interest income for the quarter ended March 31, 2022 were $121,000 in fees related to SBA PPP loans, compared to $345,000 for the same period ended March 31, 2021.

Noninterest income for the quarter ended March 31, 2022 reflected a loss of $206,000, amounting to an increase in loss of $47,000 when compared to the loss of $159,000 reported for the quarter ended March 31, 2021. On a year-over-year comparative basis, noninterest income decreased primarily due to an increase in the loss on equity securities of $122,000. Customer service fees totaled $654,000 for the quarter ended March 31, 2022 and $656,000 for the quarter ended March 31, 2021. For the quarter ended March 31, 2022, a loss on the fair value of junior subordinated debentures (TRUPs) of $999,000 was recorded, compared to a loss of $1,033,000 for the same period in 2021. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Generally, an increase in the three month LIBOR yield curve will result in negative fair value adjustments. Conversely, a decrease in the three month LIBOR yield curve will result in positive fair value adjustments.

For the quarter ended March 31, 2022, noninterest expense totaled $5.82 million, an increase of $251,000 compared to $5.57 million for the quarter ended March 31, 2021. On a year-over-year comparative basis, noninterest expense increased due to increases in professional fees of $122,000 and increases in regulatory assessments of $65,000 due to an increase in FDIC assessment rate. Other noninterest expense increased $88,000 due to higher telephone and insurance expense.

The efficiency ratio for the quarter ended March 31, 2022 decreased to 63.0%, compared to 70.6% for the quarter ended March 31, 2021. This decrease is attributed to revenue growth outpacing the increase in noninterest expense.

The Company recorded an income tax provision of $968,000 for the quarter ended March 31, 2022, compared to $537,000 for the same period in 2021. The effective tax rate for the quarter ended March 31, 2022 was 28.38%, compared to 27.57% for the quarter ended March 31, 2021.

Balance Sheet Review

Total assets increased $18.9 million, or 1.4%, between December 31, 2021 and March 31, 2022. Gross loan balances grew $7.6 million and investment securities increased $0.9 million. Included in the loan and investment growth during the quarter were purchases of $35.6 million in residential mortgage loans and $34.6 million in investment securities, respectively. Total cash and cash equivalents increased $5.7 million between December 31, 2021 and March 31, 2022. Unfunded loan commitments decreased from $239.1 million at December 31, 2021 to $225.4 million at March 31, 2022. OREO balances remained at $4.6 million at December 31, 2021 and March 31, 2022.

Total deposits increased $26.2 million, or 2.2%, to $1.2 billion during the quarter ended March 31, 2022. This increase was due to increases of $26.5 million in NOW and money market accounts and $14.4 million in savings accounts, offset by decreases of $11.7 million in noninterest bearing deposits and $3.0 million in time deposits. In total, NOW, money market and savings accounts increased 6.4% to $684.7 million at March 31, 2022, compared to $643.8 million at December 31, 2021. Noninterest bearing deposits decreased 2.5% to $465.0 million at March 31, 2022, compared to $476.7 million at December 31, 2021. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $26.8 million.

Shareholders’ equity at March 31, 2022 was $113.6 million, a decrease of $6.6 million from shareholders’ equity of $120.2 million at December 31, 2021. This decrease in equity was primarily attributed to an increase in accumulated other comprehensive loss. At March 31, 2022, the accumulated other comprehensive loss totaled $8.5 million, compared to $1.2 million at December 31, 2021. The increase in the loss was primarily the result of unrealized losses on investment securities of $8.2 million and was partially offset by a $0.9 million gain on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the quarter ended March 31, 2022. The change unrealized loss on the investment portfolio is attributed to changes in interest rates, and not credit quality. The Company does not intend to sell and it is more likely than not that it will not be required to sell any securities that have an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on March 22, 2022. The dividend was payable on April 18, 2022, to shareholders of record as of April 6, 2022. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any. The Company continues to be well capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $5,000 for the quarter ended March 31, 2022, compared to a provision of $375,000 for the quarter ended March 31, 2021. Net loan charge-offs totaled $61,000 for the quarter ended March 31, 2022, as compared to net loan charge-offs of $348,000 for the quarter ended March 31, 2021. The reduced provision recorded during the quarter is attributed to lower net charge-offs, decreases in nonperforming assets and lower loan portfolio growth rate, partially offset by a qualitative adjustment for economic uncertainty resulting in an increase in required reserves. The qualitative adjustment is attributed to higher inflation, anticipated magnitude of interest rate hikes in 2022 and 2023, and the increased likelihood of a recession. For the quarter ended March 31, 2021, the provision recorded was attributed to growth of the loan portfolio and net charge-offs recognized in the student loan portfolio.

The Company's allowance for loan loss totaled 1.06% of the loan portfolio at March 31, 2022, compared to 1.07% at December 31, 2021. The decrease in the allowance for credit losses as a percentage of gross loans is primarily the result of a change in loan mix resulting from purchases of residential mortgage loans during the first quarter. The reserve required on the residential mortgage loan segment is lower than reserves required for other loan segments due to lower historical loss rates. Management considers the allowance for credit losses at March 31, 2022 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure, and loans more than 90 days past due and still accruing interest, decreased $593,000 between December 31, 2021 and March 31, 2022 to $16.1 million. Nonperforming assets as a percentage of total assets decreased from 1.25% at December 31, 2021 to 1.19% at March 31, 2022. The decrease in nonperforming assets is attributed to decreases in total restructured loans of $140,000 between December 31, 2021 and March 31, 2022. OREO balances remained at $4.6 million at December 31, 2021 and March 31, 2022. Nonaccrual loans decreased $108,000 between December 31, 2021 and March 31, 2022.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, or other similar outbreaks, including the effects of the steps being taken to address the pandemic and their impact on the Company’s markets, customers and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's markets, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) drought, earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (10) uncertainty regarding the replacement of LIBOR, and (11) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2021, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands- except share data)
	March 31, 2022	December 31, 2021
Assets
Cash and non-interest-bearing deposits in other banks	$38,243	$31,057
Due from Federal Reserve Bank ("FRB")	186,691	188,162
Cash and cash equivalents	224,934	219,219

Investment securities (at fair value)
Available-for-sale ("AFS") securities	179,964	178,902
Marketable equity securities	3,563	3,744
Total investment securities	183,527	182,646
Loans	876,963	869,314
Unearned fees and unamortized loan origination costs - net	2,416	2,219
Allowance for credit losses	(9,276)	(9,333)
Net loans	870,103	862,200

Premises and equipment - net	8,920	8,950
Accrued interest receivable	7,801	7,530
Other real estate owned ("OREO")	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	6,974	3,615
Cash surrender value of life insurance	22,477	22,338
Operating lease right-of-use assets	2,443	2,594
Other assets	13,553	12,782
Total assets	$1,349,802	$1,330,944

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$465,043	$476,749
Interest-bearing	749,289	711,357
Total deposits	1,214,332	1,188,106

Operating lease liabilities	2,554	2,705
Other liabilities	8,455	8,737
Junior subordinated debentures (at fair value)	10,887	11,189
Total liabilities	1,236,228	1,210,737

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,034,407 at March 31, 2022 and 17,028,239 at December 31, 2021.	59,736	59,636
Retained earnings	62,313	61,745
Accumulated other comprehensive loss	(8,475)	(1,174)
Total shareholders' equity	113,574	120,207
Total liabilities and shareholders' equity	$1,349,802	$1,330,944

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands - except share data)
	Three Months Ended
	March 31, 2022	March 31, 2021
Interest Income:
Interest and fees on loans	$9,119	$8,071
Interest on investment securities	790	387
Interest on deposits in FRB	82	62
Total interest income	9,991	8,520

Interest Expense:
Interest on deposits	508	427
Interest on other borrowed funds	45	46
Total interest expense	553	473
Net Interest Income	9,438	8,047
Provision for Credit Losses	5	375
Net Interest Income after Provision for Credit Losses	9,433	7,672

Noninterest Income:
Customer service fees	654	656
Increase in cash surrender value of bank-owned life insurance	139	132
Unrealized loss on fair value of marketable equity securities	(182)	(60)
Loss on fair value of junior subordinated debentures	(999)	(1,033)
Gain on sale of investment securities	30	—
Gain on sale of assets	—	13
Other	152	133
Total noninterest income (loss)	(206)	(159)

Noninterest Expense:
Salaries and employee benefits	3,049	3,024
Occupancy expense	780	856
Data processing	115	87
Professional fees	949	827
Regulatory assessments	231	166
Director fees	118	92
Correspondent bank service charges	25	19
Net cost on operation and sale of OREO	(8)	25
Other	557	469
Total noninterest expense	5,816	5,565

Income Before Provision for Taxes	3,411	1,948
Provision for Taxes on Income	968	537
Net Income	2,443	1,411

Basic earnings per common share	$0.14	$0.08
Diluted earnings per common share	$0.14	$0.08
Weighted average basic shares for EPS	17,030,409	17,010,131
Weighted average diluted shares for EPS	17,051,819	17,026,752

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended
	March 31, 2022	March 31, 2021
Average Balances:
Loans (1)	$870,851	$669,723
Investment securities	187,761	103,236
Interest-bearing deposits in FRB	177,243	258,918
Total interest-earning assets	1,235,855	1,031,877
Allowance for credit losses	(9,514)	(8,507)
Cash and due from banks	37,288	41,650
Other real estate owned	4,582	5,074
Other non-earning assets	65,384	60,641
Total average assets	$1,333,595	$1,130,735

Interest-bearing deposits	$727,132	$578,513
Junior subordinated debentures	11,156	10,896
Total interest-bearing liabilities	738,288	589,409

Noninterest-bearing deposits	466,062	412,455
Other liabilities	9,970	9,914
Total liabilities	1,214,320	1,011,778
Total equity	119,275	118,957
Total liabilities and equity	$1,333,595	$1,130,735

Average Rates:
Loans (1)	4.25%	4.89%
Investment securities	1.71%	1.52%
Interest-bearing deposits in FRB	0.19%	0.10%
Earning assets	3.28%	3.35%
Interest bearing deposits	0.28%	0.30%
Total deposits	0.17%	0.17%
Junior subordinated debentures	1.64%	1.71%
Total interest-bearing liabilities	0.30%	0.33%
Net interest margin (2)	3.10%	3.16%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Cash and cash equivalents	$224,934	$219,219	$259,428	$160,908	$307,909
Investment securities	183,527	182,646	165,508	170,767	147,340
Loans	879,379	871,533	809,114	842,049	674,489
Allowance for credit losses	(9,276)	(9,333)	(9,144)	(9,200)	(8,549)
Net loans	870,103	862,200	799,970	832,849	665,940
Other assets	71,238	66,879	67,875	66,531	65,747
Total assets	$1,349,802	$1,330,944	$1,292,781	$1,231,055	$1,186,936

Non-interest-bearing	$465,043	$476,749	$455,584	$442,140	$429,005
Interest-bearing	749,289	711,357	695,131	648,302	618,776
Total deposits	1,214,332	1,188,106	1,150,715	1,090,442	1,047,781
Other liabilities	21,896	22,631	22,938	22,248	21,822
Total liabilities	1,236,228	1,210,737	1,173,653	1,112,690	1,069,603
Total shareholders' equity	113,574	120,207	119,128	118,365	117,333
Total liabilities and shareholder's equity	$1,349,802	$1,330,944	$1,292,781	$1,231,055	$1,186,936

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Total interest income	$9,991	$9,930	$9,877	$9,404	$8,520
Total interest expense	553	552	540	513	473
Net interest income	9,438	9,378	9,337	8,891	8,047
Provision for credit losses	5	453	453	826	375
Net interest income after provision for credit losses	9,433	8,925	8,884	8,065	7,672

Total non-interest (loss) income	(206)	1,291	930	1,322	(159)
Total non-interest expense	5,816	6,282	6,164	5,605	5,565
Income before provision for taxes	3,411	3,934	3,650	3,782	1,948
Provision for taxes on income	968	564	1,039	1,077	537
Net income	$2,443	$3,370	$2,611	$2,705	$1,411

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	March 31, 2022	December 31, 2021
RE construction & development	$11,147	$11,226
Agricultural	183	212
Total nonaccrual loans	$11,330	$11,438

Loans past due 90 days and still accruing	—	453
Restructured loans	144	176
Total nonperforming loans	$11,474	$12,067
Other real estate owned	4,582	4,582
Total nonperforming assets	$16,056	$16,649

Nonperforming loans to total gross loans	1.31%	1.39%
Nonperforming assets to total assets	1.19%	1.25%
Allowance for credit losses to nonperforming loans	80.84%	77.34%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2022	2021

Return on average assets	0.74%	0.51%
Return on average equity	8.33%	4.82%
Annualized net charge-off to average loans	0.03%	0.21%

	March 31, 2022	December 31, 2021
Shares outstanding - period end	17,034,407	17,028,239
Book value per share	$6.67	$7.06
Efficiency ratio (1)	63.00%	58.89%
Total impaired loans	$11,942	$12,034
Net loan to deposit ratio	71.65%	72.57%
Allowance for credit losses to total loans	1.06%	1.07%
Tier 1 capital to adjusted average assets (leverage)
Company	9.62%	9.79%
Bank	9.55%	9.64%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Three Months Ended March 31,
	2022	2021	Change $	Change %
Net income	$2,443	$1,411	$1,032	73.1%

Junior subordinated debenture (1) fair value adjustment	(999)	(1,033)

Income tax effect	290	300
Non-core items net of taxes	(709)	(733)

Non-GAAP core net income	$3,152	$2,144	$1,008	47.0%

(1)Junior subordinated debenture fair value adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.